Exhibit 3.60

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CLEARWIRE COMMUNICATIONS LLC

Dated as of July 9, 2013

THE LIMITED LIABILITY COMPANY UNITS OF CLEARWIRE COMMUNICATIONS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THOSE LAWS. THE UNITS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED OPERATING AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH THOSE LAWS AND THIS AMENDED AND RESTATED OPERATING AGREEMENT. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II FORMATION, TERM, PURPOSE AND POWERS		1
2.1	Formation	1
2.2	Name	1
2.3	Term	1
2.4	Offices	1
2.5	Agent for Service of Process	2
2.6	Business Purpose	2
2.7	Activities of the Company	2
2.8	Powers of the LLC	2
2.9	Members: Admission of New Members	2
2.10	Withdrawal	3

ARTICLE III MANAGEMENT		3
3.1	Managing Member	3
3.2	Compensation	4
3.3	Expenses; Reimbursement	4
3.4	Officers	4
3.5	Authority of Members	4
3.6	Action by Written Consent	4

ARTICLE IV DISTRIBUTIONS AND LOANS		5
4.1	Distributions	5
4.2	Liquidation Distributions	5
4.3	Limitations on Distributions	5

ARTICLE V CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS		5
5.1	Initial Capital Contributions	5
5.2	No Additional Capitol Contributions; Additional Funds	5
5.3	Capital Accounts	6
5.4	Allocations of Profits and Losses	7
5.5	Special Allocations	7
5.6	Curative Allocations	8
5.7	Other Allocation Rules	8
5.8	Code Section 704(c): Tax Allocations	9
5.9	Tax Withholding	11
5.10	Successors in Interest	11
5.11	Other Tax Matters	11
5.12	Tax Classification	13
5.13	Tar Elections	13

ARTICLE VI BOOKS AND RECORDS; REPORTS		13

i

ARTICLE VII COMPANY UNITS		14
7.1	Units	14
7.2	Register	14
7.3	Splits, Distributions and Reclassifications	14
7.4	Cancellation or Redemption of Equity Securities and Units	15
7.5	Incentive Plans	15
7.6	Exercisable Rights	17
7.7	Issuances of Equity Securities	17
7.8	Registered Members	18
7.9	Exchange of Units	18

ARTICLE VIII TRANSFER RESTRICTIONS		21
8.1	Member Transfers	21
8.2	Permitted Transferees	22
8.3	Further Restrictions	22
8.4	Rights of Assignees	23
8.5	Admissions, Withdrawals and Removals	23
8.6	Void Transfers	23
8.7	Withdrawal of Certain Members	23
8.8	Holding Company Transfers	24
8.9	Transfers, Assignments of Interest Subject to Required Governmental
Notices and/or Consents		24

ARTICLE IX DISSOLUTION, LIQUIDATION AND TERMINATION		24
9.1	No Dissolution	24
9.2	Events Causing Dissolution	24
9.3	Distribution on Dissolution Events	25
9.4	Time for Liquidation	25
9.5	Termination	26
9.6	Claims of the Members	26
9.7	Survival of Certain Provisions	26

ARTICLE X LIABILITY OF MEMBERS		26
10.1	Liability of Members	26

ARTICLE XI MISCELLANEOUS		27
11.1	Amendments and Waivers	27
11.2	Legend	28
11.3	Notices	29
11.4	Further Assurances	30
11.5	Entire Agreement	30
11.6	Delays or Omissions	30
11.7	Governing Law; Jurisdiction; Waiver of Jury Trial	30
11.8	Severability	31
11.9	Enforcement	31
11.10	No Recourse	31
11.11	No Third Party Beneficiaries	31

ii

11.12	Counterparts; Facsimile Signatures	31
11.13	Managing Member Authorization	32

iii

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CLEARWIRE COMMUNICATIONS LLC

This SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Clearwire Communications LLC, a Delaware limited liability company (the “LLC”), is made as of the 9th day of July, 2013 (the “Effective Date”), by and among Clearwire Corporation, a Delaware corporation (the “Company”), Sprint HoldCo, LLC, a Delaware limited liability company (“Sprint”) and SN UHC I, Inc., a Delaware corporation (“SN UHC”), and supersedes in its entirety the Operating Agreement of Clearwire Communications LLC (formerly known as Clearwire Venture LLC) dated as of the 14th day of May, 2008, as amended and restated as of the 28th of November, 2008.

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings set forth on Annex A.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

2.1

Formation. The LLC was formed as a limited liability company under the Act and the Laws of the State of Delaware on the Filing Date. If requested by the Managing Member, the Members will promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts that may be appropriate to comply with all requirements for the formation and operation of a limited liability company under the Laws of the State of Delaware.

2.2

Name. The name of the LLC wilt be, and the business of the LLC will be conducted under the name of, Clearwire Communications LLC or any other name that the Managing Member reasonably determines.

2.3

Term. The term of the LLC commenced on the Filing Date, and will continue until the LLC is dissolved under this Agreement, subject to the provisions set forth in Article IX and the Law. The existence of the LLC as a separate legal entity will continue until cancellation of the Certificate in the manner required by the Act.

2.4

Offices. The LLC may have offices at locations within or without the State of Delaware as the Managing Member from time to time may select.

2.5

Agent for Service of Process. The LLC’s registered agent for service of process in the State of Delaware is as set forth in the Certificate, as the Certificate may be amended by the Managing Member from time to time.

2.6

Business Purpose. The LLC was formed for the object and purpose of, and the nature of the business to be conducted by the LLC is,

(a)

developing, owning and operating a wireless broadband network utilizing 2.5 GHz Spectrum, and other spectrum that is used in an ancillary manner to such 2.5 GM Spectrum, primarily within the United States,

(b)

developing, owning and operating comparable networks using wireless broadband technology outside the United States as necessary to maintain the assets and operations of the LLC outside the United States in existence as of the date hereof,

(c)

marketing, promoting and selling all types and categories of wireless communications services and associated products (whether now existing or developed and implemented in the future), including services and products, that are

(i)

designed as products and services to be offered as the products and services of the wireless broadband network or

(ii)

bundled with or complementary to the products and services of the wireless broadband network,

(d)

conducting activities incidental to the activities described in clauses (a) through (c) above (collectively, the “Wireless Broadband Business”), and

(e)

any other business activities the Managing Member determines to be in the best interests of the LLC.

2.7

Activities of the Company. Except as otherwise expressly permitted under this Agreement, the Company will conduct all of its operational activities for its existing and future Wireless Broadband Business and hold all of its assets related to the Wireless Broadband Business, whether now owned or hereafter acquired (other than the proceeds of any distributions from the LLC permitted under this Agreement and any earnings thereon), through the LLC and the Subsidiaries of the LLC.

2.8

Powers of the LLC. Subject to the limitations set forth in this Agreement, the LLC will possess and may exercise all of the powers and privileges granted to it by the Act, by any other Law and this Agreement, together with all powers incidental thereto, to the extent those powers are necessary or convenient to conduct, promote or attain the purpose of the LLC set forth in Section 2.6.

2.9

Members: Admission of New Members. The Members of the LLC as of the date hereof are listed on Exhibit A. The rights and liabilities of the Members arc as provided in the Act, except as is otherwise expressly provided in this Agreement. A Person may be admitted from time to time as a new Member solely in accordance with Section 8.5. Each new

Member will execute an appropriate supplement to this Agreement by which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time.

2.10

Withdrawal. No Member may withdraw as a Member of the LLC other than following the Transfer or exchange (as part of an Exchange Transaction) of all Units owned by such Member in accordance with Article VIII, except that a new Managing Member or substitute Managing Member may be admitted to the LLC in accordance with Section 8.5.

ARTICLE III
MANAGEMENT

3.1

Managing Member.

(a)

The business, property and affairs of the LLC will be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to officers or to others to act on behalf of the LLC.

(b)

Without limiting the foregoing provisions of this Section 3.1, the Managing Member will have the general power to manage or cause the management of the LLC, which may be delegated to officers of the LLC, including, without limitation, the following powers;

(i)

to develop and prepare a business plan each year setting forth the operating goals and plans for the LLC;

(ii)

to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the LLC;

(iii)

to employ, retain, consult with and dismiss personnel;

(iv)

to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v)

to engage attorneys, consultants, accountants, investment bankers and other professionals for the LLC;

(vi)

to develop or cause to be developed accounting procedures for the maintenance of the LLC’s books of account; and

(vii)

to do all such other acts as may be authorized in this Agreement or by the Members in writing from time to time.

(c)

The Managing Member will be organized under the Laws of the United States or any political subdivision thereof.

3.2

Compensation. In consideration for the services provided by the Company to the LLC in its capacity as Managing Member and the other benefits afforded to the LLC and its Members by the Company, the LLC will make payments to the Company (without duplication of any expenses of the LLC paid directly by the LLC or reimbursed to the Company pursuant to Section 3.3), at such times and in such amounts as are necessary or appropriate to enable the Company to timely pay all payables, fees and expenses incurred by the Company and any of its Subsidiaries (other than the LLC and its Subsidiaries). Payments made by the LLC to the Company under this Section 3.2 will be treated as guaranteed payments to a partner under Code Section 707(c).

3.3

Expenses; Reimbursement. The LLC will to the maximum extent possible pay directly all expenses incurred through its own acts or through acts of the Managing Member on behalf of the LLC in its capacity as the Managing Member. To the extent the Managing Member pays any such expenses as agent on behalf of the LLC, the LLC shall promptly reimburse the Managing Member upon invoicing of the same. The Managing Member is authorized to incur expenses jointly on behalf of the LLC and for its own account and to pay the LLC’s share of such expenses on the LLC’s behalf, and shall be entitled to reimbursement of the same as provided in this Section 3.3. Whenever such joint expenses are incurred, the Managing Member shall notify the vendor of the same, and the Managing Member shall have no liability for the LLC’s share of the expense. other than from funds provided by the LLC for the payment of those expenses.

3.4

Officers. Subject to the direction of the Managing Member, the day-to-day administration of the business of the LLC may be carried out by employees and agents of the Managing Member who may be designated as officers of the LLC or any of its Subsidiaries by the Managing Member, with titles including “chief executive officer,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the Managing Member. The officers of the LLC will have the titles and powers and perform the duties determined from time to time by the Managing Member and otherwise as customarily pertain to such offices. Any number of offices may be held by the same person. All officers will be subject to the supervision and direction of the Managing Member and may be removed from office by the Managing Member and the authority, duties or responsibilities of any officer of the LLC may be modified or suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member.

3.5

Authority of Members. Except as expressly provided in this Agreement, the Units do not confer any rights on the Members to participate in the conduct, control or management of the business of the LLC described in this Agreement, which conduct, control and management is vested exclusively in the Managing Member.

3.6

Action by Written Consent. Any action required or permitted to be taken by the Members under this Agreement will be taken if all Members holding Voting Units entitled to vote on such action consent thereto in writing.

ARTICLE IV

DISTRIBUTIONS AND LOANS

4.1

Distributions. Except as otherwise provided in this Article IV, distributions will be made by the LLC to the Members from time to time and in such amounts as are determined by the Managing Member in its discretion, pro rata in accordance with the Members’ respective Percentage Interests at the record date for the distribution.

4.2

Liquidation Distributions. Notwithstanding Section 4.1, distributions made on the occurrence of a Dissolution Event will be made as provided in Section 9.3.

4.3

Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement. the Managing Member will not cause the LLC to make a distribution to any Member

(a)

unless a corresponding distribution or dividend has been paid by the Company or declared by the Company Hoard, with a record date that is prior to or the same as the record date of the distribution by the LLC to the Members, with respect to the Class A Common Stock or other securities of the Company that are entitled to receive dividends or other distributions in accordance with the Charter or other relevant organizational documents; provided that the LLC shall be entitled to pay any distribution made under Section 7.4(b) or Section 9.3 without any requirement that the Company declare a corresponding dividend or other distribution with respect to any shares or equity securities; or

(b)

if the distribution would violate the Act or other Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

5.1

Initial Capital Contributions. As of the date hereof, the Members have acquired the number of Voting Units and Non-Voting Units specified opposite their respective names on Exhibit A (the “Register”).

5.2

No Additional Capitol Contributions; Additional Funds.

(a)

Except as otherwise provided in this Article V or Article VII, no Member will be required to make additional Capital Contributions to the LLC without the consent of that Member or permitted to make additional Capital Contributions to the LLC without the consent of the Managing Member.

(b)

Subject to the obligations of the LLC under Article VII, the Managing Member may, at any time and from time to time, determine in its sole and absolute discretion that the LLC requires additional funds for the purposes relating to the LLC’s business (“Additional Funds”). Additional Funds may be obtained by the LLC, at the direction of the Managing Member, in any manner provided in, and in accordance with, the terms of this Agreement without die approval of any other Members.

(c)

Subject to the obligations of the LLC under Article VII, the Managing Member, on behalf of the LLC, may obtain any Additional Funds by causing the LLC to incur indebtedness to any Person, in each case on the terms as the Managing Member determines are appropriate, including making the indebtedness convertible, redeemable or exchangeable for Units or Common Stock, except that the LLC will not incur that indebtedness if

(i)

a breach, violation or default of the indebtedness would be deemed to occur by virtue of the Transfer of any LLC interest, or

(ii)

the indebtedness is recourse to any Member (unless the Member otherwise agrees).

(d)

The Managing Member, on behalf of the LLC, may obtain any Additional Funds by causing the LLC to incur indebtedness to the Company if the indebtedness is, to the extent permitted by Law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights, but not including financial covenants) as indebtedness incurred by the Company, the net proceeds of which are loaned to the LLC to provide the Additional Funds.

5.3

Capital Accounts. There has been established for each Member on the books of the LLC, a capital account (each being a “Capital Account”). Each Member’s Capital Account will be maintained in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and the provisions of this Agreement. The Capital Account of each Member will be

(a)

credited with Capital Contributions made (or deemed to have been made) by that Member, all Profits (and any individual items of income or gain) allocated to that Member under Section 5.4 and any items of income or gain that are specially allocated to that Member under Sections 5.5 and 5.6; and

(b)

debited with all Losses (and any individual items of loss or deduction) allocated to that Member under Section 5.4, any items of loss or deduction of the LLC specially allocated to that Member under Sections 5.5 and 5.6, and all cash and the Carrying Value of any property (net of liabilities assumed by that Member and the liabilities to which the property is subject) distributed by the LLC to that Member.

The Capital Account of each Member will also be adjusted appropriately to reflect any other adjustment required under Regulations Section 1.704-1 or 1.704-2. Any references in any section of this Agreement to the Capital Account of a Member will be deemed to refer to the Capital Account as it may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the LLC in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

5.4

Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction will be allocated in a manner that results in the Partially Adjusted Capital Account Balance of each Member, immediately after making the allocation, being, as nearly as possible, equal (proportionately) to the distributions that would be made to the Member under Article IX if the LLC were dissolved, its affairs wound up and its assets were sold for cash equal to their Carrying Va lues, all LLC liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing the liability), including the LLC’s share of any liabilities of an entity treated as a partnership for U.S. federal income tax purposes of which the LLC is a member, and the net assets of the LLC were distributed in accordance with Article IX to the Members immediately after making the allocation.

5.5

Special Allocations. The following special allocations will be made in the following order:

(a)

Minimum Gain Chargeback. If there is a net decrease in LLC Minimum Gain during any Taxable Year, each Member will, to the extent required by Regulations Section 1.704-2(f), be specially allocated items of LLC income and gain for the Taxable Year (and, to the extent required by Regulations Section 1.704-2(j)(2)(iii), subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in LLC Minimum Gain. Allocations under the previous sentence will be made in accordance with Regulations Section 1.704-2(f)(6). This Section 5.5(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and will be interpreted consistently with that intent.

(b)

Member Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, each Member who has a share of that Member Nonrecourse Debt Minimum Gain as of the beginning of the Taxable Year will, to the extent required by Regulations Section 1.704-2(i)(4), be specially allocated items of LLC income and gain for the Taxable Year (and, if necessary, subsequent Taxable Years) equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Allocations under the previous sentence will be made in accordance with Regulations Section 1.704-2(i)(4). This Section 5.5(b) is intended to comply with the requirement in Regulations Section 1.704-2(i)(4) and will be interpreted consistently with that intent.

(c)

Limitations on Loss Allocations. With respect to any Member, notwithstanding the provisions of Section 5.4, the amount of Loss for any Taxable Year or other period that would otherwise be allocated to a Member under Section 5.4 will not cause or increase a deficit Adjusted Capital Account Balance. Any Loss in excess of the limitation set forth in this Section 5.5(c) will be allocated among the Members, pro rata, to the extent each, respectively, has a positive Adjusted Capital Account Balance.

(d)

Qualified Income Offset. If any Member receives an unexpected adjustment, allocation, or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4-6) in any Taxable Year or other period which would cause the Member to have a deficit Adjusted Capital Account Balance as of the end of the Taxable Year or

other period, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) will be specifically allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in the Member’s Adjusted Capital Account Balance as quickly as possible. This Section 5.5(d) is intended to comply with the qualified income offset provision in Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

(e)

Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Taxable Year or other period, individual items of income and gain of the Company will be specifically allocated to the Member (in the manner specified in Section 5.5(d)) so as to eliminate the deficit as quickly as possible.

(f)

Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year or other period will be specially allocated to the Members in proportion to their Percentage Interests.

(g)

Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Taxable Year or other period will be specially allocated w the Member who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as that term is defined in Regulations Section 1.704-2(b)(4)) to which the Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

5.6

Curative Allocations. The allocations set forth in Section 5.5(a) - (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations under this Section 5.6. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member will make offsetting special allocations in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance the Member would have had if the Regulatory Allocations were not part of the Agreement and all LLC items were allocated under Section 5.4. In exercising its discretion under this Section 5.6, the Managing Member will take into account future Regulatory Allocations under Sections 5.5(a) and 5.5(h) that, although not yet. made, are likely to offset other Regulatory Allocations previously made under Sections 5.5(f) and 5.5(g).

5.7

Other Allocation Rules.

(a)

(i) Subject to Section 5.7(a)(ii), for purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and other items will be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Regulations thereunder; provided that in the case of a Transfer of Units or other equity interests in the LLC, the Managing Member shall, upon request of the Transferor or Transferee, promptly notify the Transferor and Transferee of the method that it will use to allocate Tax items for the

Taxable Year of the Transfer between the Transferor and Transferee, and unless the next sentence applies shall use such method to effect such allocation. If the Transferor and Transferee desire to use a method that differs from such method, and the desired method is permitted by the Code as determined by the Managing Member in its reasonable discretion, the Managing Member shall use such other method, but only if (i) the Transferor and Transferee submit a written request to the Managing Member indicating the method they desire to use within ten days after the applicable Transfer, (ii) the Transferor and Transferee agree in a manner reasonably satisfactory to the Managing Member to reimburse the LLC for the reasonable incremental costs, if any, incurred in applying such method and (iii) such other method does not adversely affect the other Members any more than the method initially selected by the Managing Member.

(ii)

For purposes of determining Profits, Losses, or any other items allocable to Class B Common Units exchanged pursuant to Section 7.9 (including pursuant to a Holding Company Exchange), the Managing Member shall, in accordance with Regulations Section 1.706-1(c)(2), allocate such items using an interim closing of the LLC’s books as of the date of such exchange.

(b)

Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, and any other allocations not otherwise provided for will be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Taxable Year.

(c)

For purposes of determining the Members’ shares of “nonrecourse liabilities” (as that term is defined in Regulations Section I.752-1(a)(2)), any “excess nonrecourse liabilities” (as that term is defined in Regulations Section 1.752-3(a)(3)) will be allocated among the Members in accordance with their Percentage Interests.

(d)

For U.S. federal income tax purposes, the Clearwire Pre-Closing Indebtedness and the Sprint Pre-Closing Financing are treated as having been assumed by the LLC pursuant to the Transaction Agreement. The LLC’s assumption of liabilities of Clearwire and Sprint in connection with their initial Capital Contributions described in Section 5.1 will be treated by the LLC as the assumption of “qualified liabilities” under Regulations Section 1.707-5(a)(6)(i)(D) except as otherwise required by Law in respect of any indebtedness issued by Clearwire prior to the Closing (as defined in Exhibit A to the Transaction Agreement) in accordance with Sections 10.1(b)(iv)(F) or 10.1(b)(iv)(H) of the Transaction Agreement.

5.8

Code Section 704(c): Tax Allocations.

(a)

In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC will, solely for Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the LLC for U.S. federal income tax purposes and its initial Carrying Value (i) using the “remedial method” under Regulations Section 1.704-3(d) with respect to (x) the Former Clearwire Assets and (y) Former Sprint Assets having Built-In Gains equal to 50% of the total Built-In Gains in the Former Sprint Assets (the assets described clause (y), “Sprint Remedial Assets”) and (ii) using the “traditional method” under Regulations Section 1.704-3(b) with respect to Former Sprint Assets having Built-In Gains equal to 50% of the total Built-In Gains in the Former Sprint Assets (the “Sprint Traditional Assets”). The Sprint Remedial Assets and Sprint Traditional Assets shall be designated in a manner such that the annual Tax deductions with respect to the Sprint Remedial Assets are, to the greatest extent possible, equal to the annual Tax deductions that would have been allocated with respect to the Sprint Traditional Assets had the LLC elected the remedial method with respect to the Sprint Traditional Assets. The Managing Member shall, as promptly as possible after the date hereof, designate the Former Sprint Assets as Sprint Remedial Assets and Sprint Traditional Assets, as the case may be, in accordance with the terms of this Section 5.8(n).

(b)

If the Carrying Value of any LLC asset is adjusted under clauses (b)(i), (b)(ii), or (b)(iii) of the definition of Carrying Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the Carrying Value thereof immediately before such adjustment and the Carrying Value thereof immediately after such adjustment (such difference, a “Reverse 704(c) Laver”) in accordance with the principles of Section 704(c) and Regulations Section I .704-3(a)(6) using the “traditional method” under Regulations Section 1.704-3(b). For this purpose and except to the extent required by the Regulations, none of the adjusted basis of an asset shall be allocated to a Reverse 704(c) Layer.

(c)

Except as otherwise provided in this Section 5.8, any elections or other decisions relating to allocations will be made by the Managing Member acting reasonably and in good faith. Allocations under this Section 5.8 are solely for purposes of U.S. federal, state, and local Taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions under any provision of this Agreement,

(d)

In accordance with Regulations Section 1.704-3(a)(7), upon the Transfer of any Units originally issued to Sprint, the Transferee shall be allocated a share of the built-in gain or loss as of the time of the Transfer, as well as a share of the built-in gain or loss subject to the remedial method under Regulations Section 1.704-3(d) and a share of the built-in gain or loss subject to the traditional method under Regulations Section 1.704-3(b) (in each case prior to any adjustment under Code Section 743(b) that may apply as a result of such Transfer), that would otherwise be allocable to the Transferor that is in the same proportion to the total amounts of such built-in gain or loss otherwise allocable to the Transferor as the number of Units so Transferred is to the total number of Units held by the Transferor immediately prior to the Transfer.

(e)

Income, gain, loss, deduction and credit of the LLC for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding items were allocated among the Members pursuant to Sections 5.4, 5.5 or 5.6.

5.9

Tax Withholding.

(a)

The LLC will withhold and pay over to the Internal Revenue Service or other applicable Taxing authority all Taxes or withholdings, and all interest, penalties, additions to Tax, and similar liabilities in connection therewith or attributable thereto (“Withheld Taxes”) to the extent that the Tax Matters Member in good faith determines that withholding or payment is required by the Code or any other Law. The Tax Matters Member in good faith will determine to which Member the Withheld Taxes are attributable. For example, Withheld Taxes measured with respect to a Member’s distributive share of the LLC’s income, gain, or other LLC item would be attributable to that Member. All Withheld Taxes will be withheld against the amounts otherwise distributable to the Member to which the Withheld Taxes are attributable, and any amounts so withheld will be treated as a distribution to that Member. If any Withheld Taxes attributable to a Member exceed the amount otherwise distributable to the Member, the excess will be considered a loan (a “Withholding Loan”) by the LLC to the Member.

(b)

The borrowing Member shall have the right to prepay, in whole or in part, a Withholding Loan at any time and shall be required to repay any such Withholding Loan within ten days after the Tax Matters Member delivers a written demand therefor, together with interest from the date the loan was made until the date of the repayment at a rate per annum equal to the LLC’s cost of debt capital, as reasonably determined by the Managing Member. Absent prior demand, the maturity of the Withholding Loan will be the date of dissolution of the LLC. If a Withholding Loan is not paid when due, distributions from the LLC to the borrowing Member may be withheld and applied toward repayment of the accrued and unpaid interest and principal on such Withholding Loan, with any amounts so withheld being treated as having been distributed to the borrowing Member for purposes of this Agreement.

5.10

Successors in Interest. If a Member Transfers all or part of its Units in accordance with this Agreement, references in this Article V to amounts previously contributed by the Member or to amounts previously allocated or distributed to the Member will refer to the Transferee to the extent they pertain to the Transferred interest.

5.11

Other Tax Matters.

(a)

The Managing Member will be the initial “tax matters partner” of the LLC within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”). The Tax Matters Member will take reasonable action to cause each other Member to be treated as a “notice partner” within the meaning of Code Section 6231(aX8). All reasonable expenses incurred by a Member while acting in its capacity as Tax Matters Member will be paid or reimbursed by the LLC and the exculpation and indemnification provisions of Article X will apply to the Managing Member acting in its capacity as the Tax Matters Member.

(b)

Each Member shall have the right to designate a tax representative, which person will be given at least five Business Days advance notice from the Tax Matters Member of the time and place of, and will have the right to participate in (and the LLC and the Tax Matters Member will take any actions as may be necessary to cause the tax matters partner of any Partnership Subsidiary to extend to each Member the right to participate in):

(i)

any material aspect of any administrative or judicial proceeding relating to the determination of partnership items at the LLC level (or at the level of any Partnership Subsidiary); and

(ii)

any material discussions with the Internal Revenue Service or other Taxing authority relating to allocations under Article V (or under the operating agreement of any Partnership Subsidiary).

The Tax Matters Member will not, and the LLC will not permit the tax matters partner of any Partnership Subsidiary to, initiate any action or proceeding in any court, extend any statute of limitations, settle any material income or franchise Tax dispute, or lake any other action contemplated by Code Sections 6222 through 6234 that would legally bind any other Member, the LLC or any Partnership Subsidiary without approval of the affected Member(s), which approval may not be unreasonably withheld, conditioned or delayed, except that for this purpose, it will not be unreasonable for a Member to withhold the approval if the action proposed to be taken could materially and adversely affect such Member. A Member may designate a replacement tax representative by providing written notice of such change to the Managing Member.

(c)

The Tax Matters Member will timely cause to be prepared all U.S. federal, state, local and foreign Tax returns and reports (including amended returns) of the LLC or any Partnership Subsidiary for each year or period that the returns or reports are required to be filed and, subject to the remainder of this subsection, will cause the Tax returns to be timely filed. Before filing of such Tax returns, the Tax Matters Member will provide copies of all such Tax returns to the tax representative of each Member for review. The Members shall be entitled to provide comments on such Tax returns to the Tax Matters Member after receiving copies of the Tax returns, and the Tax Matters Member will incorporate the comments, where reasonable, before filing the returns. The other Members will take such actions as are reasonably requested by the Tax Matters Member in connection with the preparation of the income and franchise Tax returns of the LLC and any Partnership Subsidiary so as to ensure that all the returns arc filed on a timely basis and no filing penalties arc incurred to the extent reasonably possible.

(d)

Within 90 days after the end of each Taxable Year, or as soon as reasonably practical thereafter, the Tax Matters Member will prepare and send, or cause to be prepared and sent, to each Person who was a Member at any time during the Taxable Year, copies of the information required for U.S. federal, state, local and foreign income Tax reporting purposes, including copies of Form 1065 and Schedule K-1 or any successor form or schedule, for that Person. At any time after the information has been provided, on at least five Business Days’ notice from a Member, the Tax Matters Member will also provide each Member with a reasonable opportunity during ordinary business hours to review and make copies of all work papers related to the information or to any return prepared under subsection (c) above. At the request of any Member, as soon as practicable following the end of each period for which corporate estimated Tax deposits are required to be made (and in any event not later than ten days after the end of such period), the Tax Matters Member will also cause to be provided to each Member an estimate of each Member’s share of all items of income, gain, loss, deduction and credit of the LLC for the estimated Tax period just completed and for the Taxable Year to date for U.S. federal income tax purposes. The Managing Member will provide to the Members any material true-ups, corrections or changes to any information previously provided under this Section 5.11(d) as soon as reasonably practicable after becoming aware that a material true-up, correction or change is appropriate.

(e)

With respect to any Tax information provided by the Tax Matters Member to a Member under Sections 5.11(b) — (d), the same information will be provided to the other Members, as applicable, at the same time, unless a Member requests that it not be provided that information.

5.12

Tax Classification. The parties will treat the LLC as a partnership for U.S. federal and all applicable state and local income tax purposes, and no Member will take any action inconsistent with such treatment for U.S. federal, state and local income tax purposes unless (i) the Company causes the LLC to be treated other than as a partnership or (ii) there has occurred a change in law or final determination to the contrary. The Managing Member will take any reasonable action within its power required under the Code and applicable Regulations to cause the LLC to be treated as a partnership for U.S. federal income tax purposes. To the extent the previous sentence does not govern the state and local classification of the LLC, the Managing Member will take any reasonable action within its power as may be required under any state or local Law applicable to the LLC to cause the LLC to be treated as, and in a manner consistent with, a partnership for state or local income tax purposes. The parties will treat Clearwire Sub LLC, Sprint LLC and each of the Transfer Entities as entities disregarded as separate from the LLC in accordance with Regulations Section 301.7701-2(c)(2).

5.13

Tar Elections. Except as otherwise provided this Agreement, all elections required or permitted to be made by the LLC under the Code (or Law) will be made as determined by the Managing Member, acting reasonably and in good faith, to be in the best interest of the Members as a group. Notwithstanding the foregoing, (i) the LLC shall make and maintain in effect a valid election under Code Section 754 and (ii) if the LLC does not otherwise qualify as a partnership under Code Section 6231(a)(1) which is subject to the Th,FRA partnership audit rules, the Tax Matters Member will cause the LLC to make an election under Code Section 6231(a)(1)(B)(ii) to subject the LLC to the TEFRA partnership audit rules.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

At all times during the continuance of the LLC, the LLC will prepare and maintain separate books of account for the LLC in accordance with GAAP. The LLC will keep at its principal office the following:

(a)

a current list of the full name and the last known street address of each Member;

(b)

a copy of the (1) Operating Agreement of Clearwire Communications LLC (formerly known as Clearwire Venture LLC) dated as of the 14th day of May, 2008 and (ii) Amended and Restated Operating Agreement of Clearwire Communications LLC dated as of the 28th of November, 2008;

(c)

a copy of the Certificate and this Agreement and all amendments thereto;

(d)

copies of the LLC’s federal, state and local income Tax returns and reports, if any, for the three most recent years; and

(e)

copies of any financial statements, if any, of the LLC for the six most recent Taxable Years.

ARTICLE VII

COMPANY UNITS

7.1

Units. Interests in the LLC are represented by one or more classes of Units. The Units initially will be divided into Voting Units and Non-Voting Units, and the Non-Voting Units will be designated as Class A Common Units or Class B Common Units. The Register contains the name, Class and number of Units owned by each Member as of the Effective Date. The Register will be revised from time to time by the Managing Member to reflect the admission or withdrawal of a Member or the issuance, Transfer, assignment, redemption, repurchase, acquisition, conversion, relinquishment to the Company or other cancellation or termination of Units in accordance with the terms of this Agreement and other modifications to or changes in the information set forth on the Register.

7.2

Register. The Register will be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member determines otherwise, Units will be uncertificated and recorded in the books and records of the LLC.

7.3

Splits, Distributions and Reclassifications. The LLC will not in any manner subdivide (by any Unit split, Unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse Unit split, reclassification, recapitalization or otherwise) any class or series of the outstanding Units unless an identical event is occurring with respect to

(a)

all other classes or series of the outstanding Units, and

(b)

all classes or series of Equity Securities (including Class A Common Stock and Class B Common Stock),

in which event the Managing Member will cause the classes or series of Units to be subdivided or combined concurrently with and in the same manner and to the same extent as the classes or series of Equity Securities of the Company.

7.4

Cancellation or Redemption of Equity Securities and Units.

(a)

Any time a share of Class B Common Stock is exchanged as set forth in Section 7,9 for a share of Class A Common Stock, then one Class B Common Unit will be cancelled without any further consideration other than that specified in Section 7.9, and one Class A Common Unit and one Voting Unit will be issued to the Company.

(b)

Any time any shares of Class A Common Stock or other Equity Securities are redeemed, repurchased, acquired, cancelled or terminated by the Company, the Managing Member will cause the same number of Class A Common Units and the same number of Voting Units (or the same number of comparable securities of the LLC, as applicable) in the name of the Company to be redeemed, repurchased, acquired, cancelled or terminated by the LLC for the same consideration, if any, as the consideration paid by the Company so that the number of Class A Common Units held by the Company at all times equals the number of shares of Class A Common Stock outstanding. If the Company redeems shares of Class B Common Stock for cash, the Managing Member will simultaneously cause the same number of Voting Units in the name of the Company to be redeemed for the same cash consideration.

(c)

For the avoidance of doubt, a Member may Transfer a share of Class B Common Stock in accordance with the terms of this Agreement without Transferring a corresponding Unit.

7.5

Incentive Plans. At any time the Company issues a share of Class A Common Stock under an Incentive Plan (whether by the exercise of a stock option or the grant of a restricted share award or otherwise), the following will occur:

(a)

the net proceeds (including without limitation the amount of the exercise price paid by the owner or the promissory note representing any loan made by the Company to the owner with respect to a stock purchase award, which promissory note will be deemed to have a fair market value equal to the original principal balance of that promissory note) received by the Company with respect to the share of Class A Common Stock, if any, will be paid or transferred by the Company to the LLC, which amounts will be treated for U.S. federal income tax purposes as having been paid to the LLC by the person to whom the share of Class A Common Stock is to be issued;

(b)

the Company will be deemed to make an additional Capital Contribution to the LLC of an amount of cash equal to

(i)

the current per share market price of a share of Class A Common Stock on the date the share is issued (or, if earlier, the date the related option is exercised), reduced by

(ii)

the amount paid to the LLC as described under subsection (a) above;

(c)

the LLC will be deemed to purchase from the Company a share of Class A Common Stock for an amount of cash equal to the sum of

(i)

the additional deemed Capital Contribution made by the Company to the LLC in subsection (b) above and

(ii)

the amount paid to the LLC as described under subsection (a) above,

and to deliver such share of Class A Common Stack to its owner under the Incentive Plan (the parties acknowledging that the deemed purchase will not cause the LLC to own the shares for any purpose, including, without limitation, for the purpose of determining stockholders entitled to receive dividends or vote);

(d)

in exchange for the payment by the Company to the LLC described in subsection (a) above and the deemed Capital Contribution by the Company to the LLC described in subsection (b) above (which aggregate amount will be credited to the Capital Account of the Company), the LLC will issue to the Company one Class A Common Unit and one Voting Unit registered in the name of the Company for each share of Class A Common Stock issued by the Company under the Incentive Plan;

(e)

the LLC will claim any compensation deductions attributable to the issuance or vesting, as the case may be, of shares of Class A Common Stock and any other deductions available by reason of shares issued pursuant to an Incentive Plan (including, as applicable, as a result of an election under Code Section 83(b)), which deductions will be allocated among the Members in accordance with the allocation rules in Article V.

(f)

if the owner of any share of Class A Common Stock issued pursuant to an Incentive Plan has timely made an election under Code Section 83(b) with respect to that share of Class A Common Stock and the share of Class A Common Stock is subsequently forfeited, then each of the actual and deemed steps described in subsections (a) through (e) above with respect to that share of Class A Common Stock will be reversed including, without limitation, the reversion of that share of Class A Common Stock to the Company, the cancellation of the Class A Common Unit and Voting Unit issued to the Company and the reversal, if and to the extent required by Regulations Section 1.83-6(c) or other applicable Tax law, of any compensation deductions previously allocated to the Members; and

(g)

if a share of Class A Common Stock issued under an Incentive Plan is subject to a substantial risk of forfeiture and is not transferable for purposes of Code Section 83, and if a valid election under Code Section 83(b) has not been made with respect to such share of Class A Common Stock, the foregoing transactions shall be deemed to occur for U.S. federal income tax purposes when such share of Class A Common Stock is either transferable or no longer subject to a substantial risk of forfeiture for purposes of Code Section 83. Until such time, for U.S. federal income tax purposes (including for purposes of maintaining Capital Accounts and computing Profits, Losses and related items), such share of Class A Common Stock shall not be deemed to have been issued and any distributions with respect to such share of Class A Common Stock shall for such purposes be treated as compensation paid to the holder thereof by the LLC.

7.6

Exercisable Rights. Except as provided in Section 7.5 and Section 7.9, any time the Company issues any shares of capital stock on the exercise of any rights, options, warrants or any convertible or exchangeable securities having the right to convert into, exchange for, subscribe for or purchase any shares of Class A Common Stock or other capital stock of the Company (“Exercisable Rights”):

(a)

the net proceeds (including without limitation the amount of the exercise price paid by the owner) received by the Company with respect to the share of Class A Common Stock or other capital stock of the Company, if any, will be concurrently transferred and paid by the Company to the LLC as an additional Capital Contribution; and

(b)

on the date an Exercisable Right is exercised, the LLC will issue Units as follows:

(i)

in the case of an issuance of shares of Class A Common Stock on the exercise of Exercisable Rights, the LLC will issue to the Company an equal number of Class A Common Units and an equal number of Voting Units registered in the name of the Company; and

(ii)

in the case of an issuance by the Company of any other capital stock on the exercise of Exercisable Rights, then the LLC will issue an equal number of Units of a class or series of Units as the corresponding class or series of Equity Securities issued by the Company with respect to the exercise of the Exercisable Rights.

The Members agree to treat the issuance of Units pursuant to this Section 7.6 as having been issued upon the exercise of rights issued under Section 7.7(a) and in accordance with Proposed Treasury Regulations Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(ix) (and any successor provisions thereto).

7.7

Issuances of Equity Securities.

(a)

Except as provided in Sections 7.5 or 7.6 and (b) below, any time the Company issues any Equity Securities (other than compensatory options issued pursuant to an Incentive Plan), the following will occur:

(i)

the Company will contribute to the capital of the LLC an amount of cash equal to the issue price of the Class A Common Stock or other Equity Securities (or, in the case of the issuance of Equity Securities in exchange for property, then the property received in exchange for the issuance of those Equity Securities) and the Capital Account of the Company will be increased by the amount of cash and the fair market value of the property contributed;

(ii)

the LLC will issue Units or other securities as follows:

(A)

in the case of an issuance of shares of Class A Common Stock, the LLC will issue an equal number of Class A

Common Units to the Company and an equal number of Voting Units registered in the name of the Company; and

(B)

in the case of an issuance of any securities not covered under clause (A), the LLC will issue an equal number of Units or other securities (including Voting Units, if applicable) with designations, preferences and other rights, terms and conditions (other than financial covenants applicable to the Company, its Subsidiaries or direct or indirect parent entities) that arc substantially the same as the designations, preferences and other rights, terms and conditions of the other Equity Securities, registered in the name of the Company.

(b)

The intent of this Section 7.7 and Sections 7.3, 7.4, 7.5 and 7.6 is to ensure that

(i)

the number of Voting Units held by the Company and any of its Subsidiaries will at all times equal the sum of

(A)

the number of shares of Class A Common Stock outstanding, and

(B)

the number of shares of Class B Common Stock outstanding, and

(C)

without duplication, the number of Voting Securities outstanding, and

(ii)

the number of Class A Common Units held by the Company will at all times equal the number of shares of Class A Common Stock outstanding; and

(iii)

the number of Class B Common Units outstanding will at all times equal the number of shares of Class B Common Stock outstanding.

7.8

Registered Members. The LLC will be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and will not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it will have express or other notice thereof, except as otherwise provided by the Act.

7.9

Exchange of Units.

(a)

Subject to adjustment as provided in this Section 7.9, each holder of a Unit (other than the Company and its Subsidiaries) will be entitled to exchange, from time to time, any or all of the holder’s Units, as follows:

(i)

in the case of Class B Common Units, one Class B Common Unit (together with one share of Class B Common Stock) will be exchangeable by the holder of the Class B Common Unit for one share of Class A Common Stock (the “Common Unit Exchange Rate”), as provided in Section 5.1 of the Charter, and

(ii)

in the case of Units other than Class B Common Units, the Units will be exchangeable for the Equity Securities or Units as are provided in the terms of the exchangeable Units, including the designated exchange rate (the “Unit Exchange Rate” and, together with the Common Unit Exchange Rate, the “Exchange Rate”).

(b)

Any exchange right under Section 7.9(a) will be exercised by a written notice to the Company and the LLC from the holder of the Units (the “Exchange Notice”)

(i)

stating that the holder desires to exchange a stated number of Units and capital stock of the Company under Section 5.1 of the Charter and Section 7.9(a), and

(ii)

specifying a date that is not less than seven Business Days nor more than 20 Business Days after delivery of the Exchange Notice on which the exchange is to be completed (the “Exchange Date”),

The Exchange Notice must be accompanied by instruments of transfer to the Company, in form satisfactory to the Company and to the Company’s transfer agent (the “Transfer Agent”), duly executed by the holder or the holder’s duly authorized attorney, and transfer Tax stamps or funds therefor, if required under Section 7.9(f), in respect of the Units to be exchanged, in each case delivered during normal business hours at the offices of the Company or at the office of the Transfer Agent. Once an Exchange Notice has been validly delivered to the Company and the LLC, such Exchange Notice shall be binding on the applicable holder of Units delivering such Exchange Notice, and may not be rescinded or withdrawn or otherwise amended by such holder of Units. Notwithstanding the foregoing, no holder of a Unit will be entitled to exchange the Unit if the exchange would be prohibited under Law.

(c)

On the Exchange Date, following the surrender for exchange of Units in the manner provided in this Section 7.9 and the payment in cash to the Company of any amount required by Section 7.9(f), the Company will deliver or cause to be delivered, as the case may be, at the offices of the Company or at the office of the Transfer Agent, the number of shares of Class A Common Stock or other Equity Securities issuable on the exchange, issued in the name or names as the holder may direct. On the Exchange Date, all rights of the holder of the exchanged Units as a Member of the LLC with respect to the Units will cease, and the person or persons in whose name or names the shares of Class A Common Stock or other Equity Securities are to be issued will be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock or other Equity Securities.

(d)

The Exchange Rate will be adjusted accordingly if there is:

(i)

any Recapitalization Event with respect to any class or series of Units that is not accompanied by an identical Recapitalization Event with respect to the corresponding class or series of Equity Securities; or

(ii)

any Recapitalization Event with respect to any class or series of Equity Securities that is not accompanied by an identical Recapitalization Event with respect to the corresponding class or series of Units. In the event of a Recapitalization Event as a result of which one class or series of Equity Securities is converted into another class or series of Equity Securities, then a holder of the corresponding class or series of Units will be entitled to receive on exchange the amount of the security that the holder would have received if the exchange of Units had occurred immediately before the effective date of the Recapitalization Event. Except as may be required in the immediately preceding sentence, no adjustments in respect of dividends will be made on the exchange of any Unit, except that if the Exchange Date with respect to a Unit occurs after the record date for the payment of a dividend or other distribution on Units but before the date of the payment, then the registered holder of the Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Unit on the payment date notwithstanding the exchange of the Unit or the default in payment of the dividend or distribution due on the Exchange Date.

(e)

The Company will at all times reserve and keep available out of its authorized but unissued Equity Securities, solely for the purpose of issuance on exchange of Units (together with any corresponding Equity Securities), the number of Equity Securities issuable on the exchange of all the outstanding Units, except that nothing in this Agreement will be construed to preclude the Company from satisfying its obligations in respect of the exchange of the Units by delivery of purchased Equity Securities that are held in the treasury of the Company. The Company covenants that all Equity Securities that are issued on exchange of Units will, on issue, be validly issued, fully paid and non-assessable.

(f)

The issuance of Equity Securities on exchange of Units will be made without charge to the holders of the Units for any stamp or other similar Tax in respect of the issuance, except that if the shares are to be issued in a name other than that of the holder of the Units exchanged, then the person or persons requesting the issuance will pay to die Company the amount of any Tax payable in respect of any transfer involved in the issuance or will establish to the satisfaction of the Company that the Tax has been paid or is not payable.

(g)

In addition to the exchange right set forth in Section 7.9(a), at the option of a Unit Holding Company to be exercised by delivery of a written notice in a manner similar to an Exchange Notice under Section 7.9(b), any holder of 100% of the equity securities of a Unit Holding Company (a “Unit Holding Company Stockholder”) may cause a Unit Holding Company to merge with and into a Company Disregarded Subsidiary in a merger in which the Company Disregarded Subsidiary is the surviving entity, in exchange for a number of shares of Class A Common Stock equal to the number of Class B Common Units (and a corresponding number of shares of Class B Common Stock) held by such Unit Holding Company (a “Holding Company Exchange”). The Company and its Affiliates will use Reasonable Best Efforts (x) to effect each Holding Company Exchange in a manner that is tax-free to the Unit Holding Company and the owner of such Unit Holding Company for U.S. federal income tax purposes and (y) not to take any action that would reasonably be expected to cause a 1-folding Company Exchange not to be treated as a tax-free transaction for U.S. federal income tax purposes. If a Holding Company Exchange is effected pursuant to this Section 7.9(g), the Unit Holding Company Stockholder and its Affiliates will be responsible for, and will indemnify and hold the Company and each of its Affiliates harmless against, (X) Tax of a Unit Holding Company incurred in such Holding Company Exchange and (Y) all liabilities of the Unit Holding Company and its Affiliates (including liabilities for Taxes not described in clause (X)) to the extent such liabilities ate attributable to periods through and including the effective date of the Holding Company Exchange, except to the extent attributable to the period after the closing of the Holding Company Exchange, including any liability of the Unit Holding Company arising by reason of being a member of an affiliated, combined, consolidated or other Tax group on or prior to the Holding Company Exchange, in each case, in a manner that is reasonably satisfactory to the Company.

ARTICLE VIII

TRANSFER RESTRICTIONS

8.1

Member Transfers.

(a)

A Member (including the Managing Member) may Transfer all or any portion of its Units (either with or without the corresponding shares of Common Stock), and may permit its Transferees to Transfer all or any portion of the Units Transferred to them (either with or without the corresponding shares of Common Stock), as long as (and in addition to any other requirements of the Member under this Agreement with respect to such Transfer):

(i)

at least three days prior to consummating a Transfer (whether by the Member or by its Transferee), the Member (or the applicable Transferee) notifies the Managing Member in writing, and

(ii)

as a condition to consummating the Transfer, any Transferee (other than (x) a Transferee in an Exchange Transaction and (y) a Permitted Transferee) (any such Transferee, an “Assignee”) executes and delivers to the LLC and the Members an Assignee Agreement in the form attached as Exhibit C.

(b)

If any of its Units are Transferred in a Transfer that is not permitted under Section 8.1(a) above, such Transfer will be void ab initio.

(c)

For the avoidance of doubt, nothing in this Section 8.1 will limit

(i)

the right of any holder of Class B Common Units to exchange all or any portion of its Class B Common Units (together with the corresponding shares of Class B Common Stock) for shares of Class A Common Stock pursuant w Section 7.9 and Article 5 of the Charter, or

(ii)

any subsequent Transfer of those shares of Class A Common Stock.

8.2

Permitted Transferees. Subject to Section 8.1, a Member may Transfer all or any portion of its Units to a Permitted Transferee; provided that such Member gives written notice to the LLC of its intention to make a Transfer to such Transferee, stating the name and address of the Permitted Transferee, the Member’s relationship to the Permitted Transferee and the type and amount of Units to be Transferred. As a condition to such Transfer, the Transferor Member will cause the Permitted Transferee to execute and deliver to the Managing Member and each other Member an Assignment and Assumption Agreement in the form of Exhibit B, and upon consummation of the Transfer, such Permitted Transferee will be a Member and will be subject to all rights and obligations of the Transferor Member under this Agreement.

8.3

Further Restrictions.

(a)

Notwithstanding any other provision of this Agreement, in no event may any Transfer of a Unit be made by any Member, Assignee or Permitted Transferee if:

(i)

the Transfer is made to any Person who lacks the legal right, power or capacity to own the Unit;

(ii)

the Transfer would require the registration of the Transferred Unit or of any class or series of Unit under any applicable United States federal or state securities Laws (including, without limitation, the Securities Act or the Exchange Act) or other foreign securities Laws or would constitute a non-exempt distribution under applicable state securities Laws;

(iii)

the Transfer would cause any portion of the assets of the LLC to constitute assets of any employee benefit plan under the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations;

(iv)

the Transfer would cause any portion of the assets of the LLC to become “plan assets” of any benefit plan investor within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, or to be regulated under the Employee Retirement Income Security Act of 1974, as amended from time to time; or

(v)

to the extent reasonably requested by the Managing Member, the LLC does not receive the legal and tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and (the

Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Managing Member.

(b)

Notwithstanding any other provision of this Agreement, no Member (including the Managing Member), Assignee or Permitted Transferee will Transfer any or all of its Units, or take (or permit any Affiliate to take) any other action, if the Transfer or action would cause the LLC to have more than 100 partners for purposes of Regulations Section 1.7704-1(h)(1), taking into account the rules of Regulations Section l.7704-1(h)(3), or otherwise could (by itself or in conjunction with other actions) reasonably be expected to result in the LLC being treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder. To the fullest extent permitted by Law, any Transfer or action in violation of this Section 8.3(b) will be null and void, ab initio.

8.4

Rights of Assignees. The Transferee of any permitted Transfer under this Article VIII (other than (x) a Transfer in an Exchange Transaction and (y) a Transfer to a Permitted Transferee) will be an Assignee, and only will receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member that Transferred its Units would otherwise be entitled, and, unless otherwise required by Law, the Assignee will not be entitled or enabled to exercise any other rights or powers of a Member including any information rights that may be available to a Member under this Agreement or under the Act.

8.5

Admissions, Withdrawals and Removals. Except for Permitted Transferees, no Person may be admitted to the LLC as an additional Member or substitute Member. No Member will be removed or entitled to withdraw from being a Member of the LLC except in accordance with Section 7.9 or Section 8.7. The Company may be removed as Managing Member only upon the affirmative vote of 75% of the outstanding Voting Units. The Managing Member may not Transfer all of its Units or withdraw from being the Managing Member of the LLC unless a new or substitute Managing Member has been admitted under this Agreement (and has not previously withdrawn), which new or substitute Managing Member may be deemed admitted effective simultaneously with the Transfer, and is hereby authorized to, and will, continue the LLC without dissolution. Except as otherwise provided in Article IX, no admission, substitution, withdrawal or removal of a Member will cause the dissolution of the LLC.

To the fullest extent permitted by Law, any purported admission, withdrawal or removal that is not in accordance with this Agreement will be null and void.

8.6

Void Transfers. Any Transfer or attempted Transfer of Units in violation of any provision of this Agreement will be void, ab initio.

8.7

Withdrawal of Certain Members. If a Member ceases to hold any Units, then the Member will cease to be a Member and to have the power to exercise any rights or powers of a Member under this Agreement.

8.8

Holding Company Transfers. Notwithstanding anything to the contrary in this Agreement, any Transfer that is permitted under this Article VIII may, at the option of a Member that is a Unit Holding Company, be effected as a transfer by the Unit Holding Company Stockholder of all of its securities in such Unit Holding Company (a “Holding Company Transfer”).

8.9

Transfers, Assignments of Interest Subject to Required Governmental Notices and/or Consents. Notwithstanding anything to the contrary herein, any transfer, assignment or other disposition of interests in the LLC shall be subject to the prior receipt of any required consents from, or the submission of any required notices to, any Governmental Authorities.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

9.1

No Dissolution. The LLC will not be dissolved by the admission of additional Members in accordance with the terms of this Agreement. The LLC may be dissolved, liquidated and terminated only under the provisions of this Article IX, and the Members irrevocably waive to the fullest extent permitted by Law any and all other rights they may have to cause a dissolution of the LLC or a sale or partition of any or all of the LLC assets.

9.2

Events Causing Dissolution. The LLC will be dissolved and its affairs will be wound up on the occurrence of any of the following events (each, a “Dissolution Event”):

(a)

any voluntary or involuntary liquidation, dissolution or winding up of the Company, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Company in another jurisdiction;

(b)

the entry of a decree of judicial dissolution under Section 17-802 of the Act;

(c)

at any time there are no Members of the LLC, unless the LLC is continued in accordance with the Act;

(d)

the Incapacity of the Managing Member or the occurrence of a Disabling Event with respect to the Managing Member, except that the LLC will not be dissolved or required to be wound up and no Dissolution Event will occur in connection with any of the events specified in this Section 9.2(d) if:

(i)

when the event occurs there is at least one other Managing Member of the LLC who is authorized to, and elects to, carry on the business of the LLC;

(ii)

all remaining Members consent to or ratify the continuation of the business of the LLC and the appointment of another Managing Member of the LLC within 90 days following the effective date of the Incapacity (to be effective as of the date of Incapacity), which consent will be deemed (and if requested each

Member will provide a written consent for ratification) to have been given for all Members if the holders of more than two-thirds of the Units then outstanding held by Members other than the Managing Member agree in writing to continue the business of the LLC; or

(e)

the sale or other disposition of all or substantially all of the assets owned directly or indirectly by the LLC.

9.3

Distribution on Dissolution Events. If a Dissolution Event occurs, the LLC will not be terminated and will continue until the winding up of the affairs of the LLC is complete. On the winding up of the LLC, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), will take full account of the assets and liabilities of the LLC and will, unless the Managing Member determines otherwise, liquidate the assets of the LLC as promptly as is consistent with obtaining the fair value of the assets. The proceeds of any Dissolution Event will be applied and distributed in the following order:

(a)

first, to satisfy debts and liabilities of the LLC (including any amounts payable or reimbursable to the Company pursuant to Sections 3.2 and 3.3 and all other indebtedness to Members and their Affiliates to the extent otherwise permitted by Law) including the expenses of liquidation (whether by payment or making reasonable provision for payment);

(b)

second, to the Company in redemption and complete liquidation of its Voting Units that were issued in connection with the issuance of its outstanding shares of Class A Common Stock and Class 13 Common Stock, an amount equal to the aggregate Par Value of all outstanding shares of Class A Common Stock and Class B Common Stock; and

(c)

the balance, if any, to the holders of Common Units in redemption and complete liquidation of their Common Units, to be distributed among those holders pro rata in proportion to their respective Common Units.

It is intended that the allocation provisions of Article V will produce final Capital Account balances of the Members that would permit liquidating distributions, if those distributions were made in accordance with final Capital Account balances (instead of being made in the order of priorities set forth in this Section 9.3) to be made in a manner identical to the order of priorities set forth in this Section 9.3. To the extent that the allocation provisions of Article V would fail to produce the intended final Capital Account balances, Profits and Losses (including items of gross income or deductions if required to fulfill the intent of this Section 9.3) will be reallocated among the Members for the Taxable Year of the liquidation (and, if necessary and to the extent that the reallocation of corresponding Tax items is permissible under the Code, prior and subsequent Taxable Years) so as to cause the balances in the Capital Accounts to be in the intended amounts.

9.4

Time for Liquidation. A reasonable amount of time will be allowed for the orderly liquidation of the assets of the LLC and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant on the liquidation.

9.5

Termination. The LLC will terminate when all of the assets of the LLC, after payment of or due provision for all debts, liabilities and obligations of the LLC, have been distributed to the holders of Units in the mariner provided for in this Article IX, and the Certificate has been cancelled in the manner required by the Act.

9.6

Claims of the Members. The Members will look solely to the LLC’s assets for the return of their Capital Contributions, and if the assets of the LLC remaining after payment of or due provision for all debts, liabilities and obligations of the LLC are insufficient to return the Capital Contributions, the Members will have no recourse against the LLC or any other Member (including the Managing Member) or any other Person. No Member with a negative balance in the Member’s Capital Account will have any obligation to the LLC or to the other Members or to any creditor or other Person to restore the negative balance during the existence of the LLC, on dissolution or termination of the LLC, or otherwise.

9.7

Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 8.6, 11.2, 11.7, 11.9, 11.10, 11.11 and 11.12 will survive the termination of the LLC.

ARTICLE X

LIABILITY OF MEMBERS

10.1

Liability of Members.

(a)

Except as otherwise specifically provided by the Act, no Member will be liable for any debt obligation or liability of the LLC or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the LLC.

(b)

Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law or in equity, each Member (including the Managing Member), will, to the maximum extent permitted by Law, including Section 18-1101(d) of the Act, owe no fiduciary duties to the LLC, the other Members or any other Person bound by this Agreement as long as the Members (including the Managing Member) act in accordance with the implied contractual covenant of good faith and fair dealing. Except as expressly provided in this Agreement, whenever in this Agreement a Member is permitted or required to take any action or to make a decision, the Member may take the action or make the decision in its sole discretion, and the Member may consider, and make its determination based on, the interests and factors as it desires. No Member will have any liability to the LLC or the other Members except as provided in this Agreement.

(c)

The Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the LLC or to any other Member for breach of fiduciary duty for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict or eliminate the duties and liabilities of any Member (including without limitation, the Managing Member) otherwise existing at Law or in equity, are agreed by the Members to modify to that extent the other duties and liabilities of the Members (including without limitation, the Managing Member).

(d)

The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the LLC or in furtherance of the interests of the LLC in good faith in reliance on and in accordance with the advice of the counsel, accountants or financial or other advisors will be full justification for that act or omission, and the Managing Member will be fully protected in acting or omitting to act so long as the counsel or accountants or financial or other advisors were selected with reasonable care.

(e)

Except as specifically and expressly set forth in

(i)

this Agreement,

(ii)

any other written agreement with the LLC, the Company or any of its Subsidiaries to which a Member or its Affiliate is a party, or

(iii)

the organizational documents of the Company (including the Charter),

the Members and their respective Affiliates may engage in the same or similar business activities or lines of business as the LLC, compete against the LLC, do business with any potential or actual competitor, customer or supplier of the LLC and employ or otherwise engage any officer or employee of the Company.

ARTICLE XI

MISCELLANEOUS

11.1

Amendments and Waivers.

(a)

This Agreement (including the Exhibits) may be amended, supplemented, waived or modified by the written consent of the Managing Member and Members (other than the Managing Member) collectively holding a Percentage Interest equal to at least 66 2/3%, except that no amendment, supplement, waiver or modification will materially and adversely affect a Member’s Units without the written consent of the affected Member. The Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the amendment, supplement or waiver, to reflect:

(i)

any amendment, supplement, waiver or modification that the Managing Member determines to be required to create, authorize or issue any class or series of equity interest in the LLC as permitted by, and in accordance with the terms of, this Agreement, except that no amendment, supplement, waiver or modification will alter or change the powers, preferences or special rights of

Units so as to affect them adversely without the written consent of the affected Member;

(ii)

the admission, substitution or withdrawal of Members in accordance with this Agreement;

(iii)

a change in the name of the LLC, the location of the principal place of business of the LLC, the registered agent of the LLC or the registered office of the LLC;

(iv)

any amendment, supplement, waiver or modification that the Managing Member determines to be required to comply with Law; or

(v)

a change in the Taxable Year of the LLC.

(b)

Notwithstanding the provisions of subsection (a), the Register will be revised from time to time by the Managing Member to reflect the admission of a new Member, the withdrawal or resignation of a Member, and the adjustment of the Units resulting from any Transfer or other disposition of a Unit, in each case that is made in accordance with the provisions hereof.

(c)

No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified in this Agreement) will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of the right, power or privilege, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by Law.

(d)

Except us may be otherwise required by Law in connection with the winding-up, liquidation, or dissolution of the LLC, each Member irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the LLC’s property.

11.2

Legend.

(a)

All certificates (if any) representing the Units held by each Member will bear a legend substantially in the following form:

The securities represented by this certificate are subject to the Second Amended and Restated Operating Agreement of Clearwire Communications LLC, dated [_________], 2013. No transfer, sale, assignment, pledge, hypothecation or other disposition of the securities represented by this certificate may be made except in accordance with the provisions of the Second Amended and Restated Operating Agreement and (a) under a registration statement effective under the Securities Act of 1933, as amended, or (b) under an exemption from registration thereunder. The holder of the securities represented by this certificate, by acceptance of the securities, agrees to be bound by all of the provisions of the Second Amended and Restated Operating Agreement.

(b)

(i) On the sale of any Units to a person other than a Permitted Transferee under an effective registration statement under the Securities Act or under Rule 144 under the Securities Act or (ii) on and after the termination of this Agreement, the certificates or book entries representing those Units will be replaced, at the expense of the LLC, with certificates or book entries not bearing the applicable legends required by this Section 11.2, except that the LLC may condition the replacement of certificates or book entries under clause (1) on the receipt of an opinion of securities counsel reasonably satisfactory to the LLC.

11.3

Notices.

(a)

All notices and other communications required or permitted under this Agreement will be in writing and will be deemed effectively given:

(i)

when personally delivered to the party to be notified;

(ii)

when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day, as long as a copy of the notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt;

(iii)

five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(iv)

one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt,

(b)

All communications will be sent to the party’s address as set forth below or at another address that the party has furnished to each other party in writing in accordance with this provision:

If to the LLC or the Managing Member, to:

Clearwire Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attn: Charles R. Wunsch, Vice President
Facsimile: 913-794-1432

If to Sprint, to:

Sprint HoldCo, LLC
6200 Sprint Parkway
Overland Park, Kansas 66251

Attn: Charles R. Wunsch, President
Facsimile: 913-794-1432

If to SN UHC, to:

SN UHC 1, Inc.
6200 Sprint Parkway
Overland Park, Kansas 66251
Attn: Charles R. Wunsch, President
Facsimile: 913-794-1432

11.4

Further Assurances. At any time or from time to time after the Effective Date, the parties will cooperate with each other as may be reasonably requested, and at the request of any other patty, will execute and deliver any further instruments or documents and, to the fullest extent permitted by Law, will take all further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the agreements and the intent of the parties under this Agreement.

11.5

Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter of this Agreement in any way.

11.6

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, will impair any right, power or remedy of any non-breaching and non-defaulting party, nor will it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence in it, or of or in any similar breach, default or noncompliance later occurring. Any waiver, permit, consent or approval of any kind or character on die part of any party to this Agreement of any breach, default or noncompliance under this Agreement or any waiver on that party’s part of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in that writing and to the extent permitted under this Agreement. No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, will be cumulative and not alternative.

11.7

Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed in all respects by the laws of the State of Delaware. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware, and the parties to this Agreement submit to the exclusive jurisdiction of those courts for the purpose of a suit, proceeding or judgment. Each party to this Agreement irrevocably waives any right it may have had to bring an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties to this Agreement irrevocably and unconditionally waives trial by jury in any legal action or proceeding (including any counterclaim) in relation to this Agreement.

11.8

Severability. When possible, each provision of this Agreement will be interpreted so as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in that jurisdiction as if the invalid, illegal or unenforceable provision had never been contained in this Agreement and the parties to this Agreement will use their Reasonable Best Efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by that provision.

11.9

Enforcement. Each party to this Agreement acknowledges that money damages would not be an adequate remedy if any of the covenants or agreements in this Agreement are not performed in accordance with its terms. If a party seeks an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction to enjoin an alleged breach and enforce specifically the terms and provisions of this Agreement, the other parties will not raise the defense of an adequate remedy at law.

11.10

No Recourse. Neither the LLC nor any Member will, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, seek to hold liable under this Agreement or any documents or instruments delivered in connection with this Agreement, any current or future stockholder, director, officer, employee, general or limited partner or member of any Member or of any Affiliate or assignee thereof. No current or future officer, agent or employee of any Member or any current or future member of any Member or any current or future stockholder, director, officer, employee, partner or member of any Member or of any Affiliate or assignee thereof, will have any personal liability whatsoever for any obligation of any Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by mason of those obligations or their creation.

11.11

No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the LLC and the Members, their respective Permitted Transferees and successors and permitted assigns, and no other Person may exercise any right or enforce any obligation under this Agreement. Without limiting the foregoing, any obligation of the Members to make Capital Contributions to the LLC under this Agreement is an agreement only among the Members and no other person or entity, including the LLC, will have any rights to enforce those obligations.

11.12

Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed by facsimile or pdf signature(s).

11.13

Managing Member Authorization. Each Member, by its execution of this Agreement, authorizes the Managing Member to make, execute, sign, acknowledge, swear to, record and file, in each case, on behalf of the LLC:

(a)

the Certificate and all amendments thereto required or permitted by Law or the provisions of this Agreement;

(b)

all certificates and other instruments deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the LLC to continue as a limited liability company or other entity where the Members have limited liability in each jurisdiction where the LLC may be doing business;

(c)

all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the LLC in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members under the provisions of this Agreement;

(d)

all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the LLC in accordance with this Agreement; and

(e)

all fictitious or assumed name certificates required or permitted (in light of the LLC’s activities) to be filed on behalf of the LLC.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

Managing Member:

CLEARWIRE CORPORATION

By:	/s/ Timothy P. O’Grady
Name: Timothy P. O’Grady
Title: Vice President

Members:

SPRINT HOLDCO, LLC

By:	/s/ Timothy P. O’Grady
Name: Timothy P. O’Grady
Title: Vice President

SN UHC 1, Inc.

By:	/s/ Timothy P. O’Grady
Name: Timothy P. O’Grady
Title: Vice President

ANNEX A

Definitions

“2.5 GHz Spectrum” means any spectrum in the 2495-2690 MHz band authorized by the FCC under licenses for BRS or EBS.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time (and any corresponding provisions of succeeding Law).

“Additional Funds” is defined in Section 5.2(b).

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in the Member’s Capital Account after giving effect to the following adjustments: (a) debits to the Capital Account of the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4-6), and (b) credits to the Capital Account of the Member’s share of LLC Minimum Gain or Member Nonrecourse Debt Minimum Gain or of any amount which the Member would be required to restore under this Agreement or otherwise. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with that Person; provided that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Member other than the Company.

“Agreement” is defined in the preamble.

“Assignee” is defined in Section 8.1(a).

“beneficial owner” or “beneficially own” has the meaning given in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of securities of any Person will be calculated in accordance with the provisions of that Rule, except that for purposes of determining beneficial ownership, no Person will be deemed to beneficially own any security solely as a result of that Person’s execution of this Agreement.

“BRS” means Broadband Radio Service, a radio service licensed by the FCC under Part 27 of Title 47 of the Code of Federal Regulations, as amended and interpreted by the FCC, which can be used to provide fixed and mobile wireless services.

“Built-In Gain” means, with respect to a Former Cleary/ire Asset or a Former Sprint Asset, the excess of the Carrying Value of the property over its adjusted basis to the LLC for U,S, federal income tax purposes immediately after the actual or deemed contribution for U.S. federal income tax purposes of such property to the LLC (disregarding any entities that held such property at the time of such contribution if such entities were then treated as disregarded entities for U.S. federal income tax purposes).

Annex A-1

“Business Day” means any day that is not a Saturday. a Sunday or other day that banks are required or authorized by Law to be closed in New York City.

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.3.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash and cash equivalents and the Carrying Value of any property (other than cash and cusp equivalents) contributed to the LLC under Article V, net of any liabilities assumed by the LLC in connection with the contribution or to which the contributed property is subject.

“Carrying Value” means, with respect to any asset of the LLC, the asset’s adjusted basis for U.S. federal income tax purposes, except as provided below.

(a)

The Carrying Value of any asset contributed (or deemed contributed under Regulations Section 1.704-1(b)(1)(iv)) by a Member to the LLC will be the fair market value of the asset at the date of its contribution as determined in good faith by the Managing Member, subject to the review procedures set forth in Section 5.11(e),

(b)

The Carrying Values of all assets of the LLC will be adjusted to equal their respective fair market values as reasonably determined by the Managing Member, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this Agreement, as of:

(i)

the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)

the date of the distribution of more than a de minimis amount of assets of the LLC to a Member in redemption of Units; and

(iii)

any other date (A) permitted or (B) required by Regulations;

except that adjustments under clauses (i), (ii), and (iii)(A) above will be made only if the Managing Member reasonably determines that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any asset of the LLC distributed to any Member will be adjusted immediately before distribution to equal its fair market value. If there is an adjustment to the Carrying Value of any asset,

(A)

the amount of the adjustment will be included as gain or loss in computing book income or loss for purposes of maintaining Capital Accounts under this Agreement, and

(B)

Carrying Value will thereafter be adjusted by the depreciation, amortization or cost recovery subsequently taken into account with respect to the asset for purposes of computing Profits and Losses.

“Certificate” means the certificate of formation of the LLC.

2

“Charter” means the Second Restated Certificate of Incorporation of the Company, as in effect on the Effective Date and as it may be amended, supplemented or otherwise modified from time to time.

“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of the Company, which is entitled to voting and other rights described in the Charter.

“Class A Common Unit” means a Non-Voting Unit issued under Section 5.1, 7.1, 7.3, 7.4, 7.5. 7.6 or 7.7, designated a Class A Common Unit, with the rights, powers and duties set forth in this Agreement.

“Class B Common Stock” means Class B common stock, par value $0.0001 per share, of the Company, which is entitled to voting and other rights described in the Charter.

“Class B Common Unit” means a Non-Voting Unit issued under Section 5.1, 7.1, 7.3, 7.6, or 7.7, designated a Class B Common Unit, with the rights, powers and duties set forth in this Agreement.

“Clearwire” means Clearwire Corporation, a Delaware corporation.

“Clearwire Pre-Closing Indebtedness” means the indebtedness owed by Clearwire immediately prior to the Merger (as defined in Exhibit A to the Transaction Agreement).

“Clearwire Sub LLC” is defined in Exhibit A to the Transaction Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means any and all classes of the Company’s common stock as authorized pursuant to the Charter, including the Class A Common Stock and the Class B Common Stock.

“Common Unit” means a Class A Common Unit or a Class B Common Unit.

“Common Unit Exchange Rate” is defined in Section 7.9(a).

“Company” is defined in the preamble.

“Company Board” means the board of directors of the Company.

“Company Disregarded Subsidiary” means a Subsidiary of the Company that is disregarded as separate and apart from the Company for U.S. federal income tax purposes.

“Control” (including the correlative terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disabling Event” means the Managing Member ceasing to be the Managing Member of the LLC under Section 18-402 of the Act.

3

“Dissolution Event” is defined in Section 9.2.

“EBS” means Educational Broadband Service, a fixed or mobile service, the licensees of which are educational institutions or non-profit educational organizations, and intended primarily for video, data, or voice transmissions of instructional, cultural, and other types of educational material licensed by the FCC under Part 27 of Title 47 of the Code of Federal Regulations, us amended and interpreted by the FCC.

“Effective Date” is defined in the preamble.

“Equity Securities” means any and all shares of common stock of the Company and any securities issued in respect thereof, including

(i)

Common Stock,

(ii)

securities of the Company convertible into, or exchangeable for, shares of Common Stock, and options, warrants or other rights to acquire shares of Common Stock; and

(iii)

any securities issued in substitution for the securities described in clauses (i) and (ii) above in connection with any Recapitalization Event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Date” is defined in Section 7.9(b).

“Exchange Notice” is defined in Section 7.9(b).

“Exchange Rate” is defined in Section 7.9(a).

“Exchange Transaction” means a transaction described in Section 7.9(a) or Section 7.9(g).

“Exercisable Rights” is defined in Section 7.6.

“FCC” means the Federal Communications Commission.

“Filing Date” means the date on which the Certificate was filed with the Delaware Secretary of State.

“Former Clearwire Asset” means any asset acquired by Clearwire Sub LLC in the Merger (as defined in Exhibit A to the Transaction Agreement) that, on execution of this Agreement, was deemed contributed to the LLC by the Company under the Transaction Agreement, and will also include any substituted basis property acquired in exchange for such asset in a nonrecognition transaction covered by Regulations Section 1.704-3(a)(8)(i).

“Former Sprint Asset” means any asset acquired by the LLC from Sprint (through the contribution by Sprint to the Company of all of the membership interests in Sprint LLC) under

4

the Transaction Agreement, and will also include any substituted basis property acquired in exchange for such asset in a nonrecognition transaction covered by Regulations Section 1.704-3(a)(8)(i).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governmental Authority” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing power or authority of any nature.

“Hedging Transactions” means engaging in short sales, zero cost collars, equity swaps, prepaid variable forward contracts, or the purchase and sale of puts and calls or other derivative securities, so long as (i) the applicable Member retains beneficial ownership of the Equity Securities underlying such Hedging Transactions within the meaning of Rule 13d-3 of the Exchange Act and (ii) such Hedging Transactions are not permitted to be settled in securities, and are settled solely in cash.

“Holding Company Exchange” is defined in Section 7.9(g).

“Holding Company Transfer” is defined in Section 8.8.

“Incapacity” means, with respect to a Managing Member, the dissolution and liquidation of that Person.

“Incentive Plan” means any equity incentive or similar plan or agreement under which the Company may issue shares of Class A Common Stock or other Equity Securities to existing and former directors, officers, employees and other Persons providing services to the Company and its Subsidiaries from time to time.

“Law” means any applicable foreign or domestic, federal, state or local, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.

“Liquidation Agent” is defined in Section 9.3.

“LLC” is defined in the preamble.

“LLC Minimum Gain” has the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Managing Member” means the Company or any successor Managing Member admitted to the LLC in accordance with the terms of this Agreement, in its capacity as Managing Member of the LLC.

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“Member” means, at any time, each person listed as a Member (including the Managing Member) on the books and records of the LLC, in each case for so long as he, she or it remains a Member as provided under this Agreement; provided that each Assignee shall be deemed to be a “Member” for all purposes of the Designated Provisions (defined below), including to the extent that the defined term “Member” is used in another defined term (e.g., “Percentage Interest.”) that appears in any of the Designated Provisions. As used in this definition, “Designated Provisions” means the following provisions of this Agreement: Article IV; Article V (other than Section 5.11, except to the extent required by Law); Section 7.5(e); Section 7.5(f) and Section 9.3.

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Regulations Section l.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

“Nonrecourse Deductions” is defined in Regulations Section 1.704-2(b), The amount of Nonrecourse Deductions of the LLC for a Taxable Year equals the net increase, if any, in the amount of LLC Minimum Gain of the LLC during that Taxable Year, determined according to the provisions of Regulations Section 1.704-2(c).

“Non-Voting Units” are Units that have no right to vote on any matter reserved for the Members’ approval, consent or consideration.

“Par Value” means, with respect to shares of Class A Common Stock and Class B Common Stock, 50.0001 per share, as adjusted for Recapitalization Events.

“Partially Adjusted Capital Account Balance” means, with respect to any Member, the balance in the Member’s Capital Account after crediting the Capital Account of such Member with its share of LLC Minimum Gain, Member Nonrecourse Debt Minimum Gain and any amount which the Member would be required to restore under this Agreement or otherwise.

“Partnership Subsidiary” means any entity taxable as a partnership for U.S. federal income tax purposes

(i)

in which the LLC holds an ownership interest and

(ii)

that is considered an Affiliate of the LLC.

“Percentage Interest” means, with respect to any Member at a specified time, the quotient obtained by dividing the number of Non-Voting Units owned by that Member at such time by the number of Non-Voting Units owned by all Members at such time.

“Permitted Transferee” means Sprint Nextel, the Company, a direct or indirect wholly owned Subsidiary of Sprint Nextel or the Company, or a Person under direct or indirect common Control with Sprint Nextel or the Company.

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“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government or any agency or political subdivisions thereof.

“Profits” and “Losses” means, for each Taxable Year or other period, an amount equal to the LLC’s taxable income or loss for that year or period, determined in accordance with Code Section 703(a) and for this purpose, all items of income, gain, loss or deduction required to be stated separately under Code Section 703(a)(I ) will be included in taxable income or loss, with the following adjustments:

(iv)

any income of the LLC that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses under this definition will be added;

(v)

any items of expenditure of the LLC described in Code Section 705(a)(2)(B) or items of expenditure treated as Code Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses under this definition, will be subtracted;

(vi)

if the Carrying Value of any property is adjusted under clause (b)(i), (b)(ii), or (b)(iii) of that definition, the amount of the adjustment will be taken into account as gain or loss from the disposition of the property for purposes of computing Profits or Losses;

(vii)

gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted Tax basis of the property differs from its Carrying Value;

(viii)

to the extent an adjustment to the adjusted Tax basis of any LLC asset under Code Section 734(b) or Code Section 743(b) is required under Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the LLC, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and

(ix)

if the Carrying Value of any asset differs from its adjusted Tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to that asset for purposes of determining Profits and Losses will be an amount that bears the same ratio to the Carrying Value as the U.S. federal income Tax depreciation, amortization or other cost recovery deductions bears to the adjusted Tax basis (except that if the U.S. federal income Tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses).

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Notwithstanding any other provision of this definition, any items that are specially allocated under Sections 5.5 and 5.6 will not be taken into account in computing Profits or Losses.

“Reasonable Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously and as reasonably as possible.

“Recapitalization Event” means a split, reverse split, combination, reclassification, recapitalization, dividend, in each case of stock or Units, or similar transaction.

“Register” is defined in Section 5.1.

“Regulations” means the income Tax Regulations, including Temporary Regulations, promulgated under the Code, as the Regulations may be amended (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” is defined in Section 5.6.

“Reverse 704(c) Laver” is defined in Section 5.8(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SN UHC” is defined in the preamble.

“Sprint” is defined in the preamble.

“Sprint LLC” is defined in Exhibit A to the Transaction Agreement.

“Sprint Nextel” means Sprint Nextel Corporation, a Kansas corporation, and any of its successors or assigns.

“Sprint Pre-Closing Financing” is defined in Section 1.2 of the Transaction Agreement.

“Sprint Remedial Assets” is defined in Section 5.8(a).

“Sprint Traditional Assets” is defined in Section 5.8(a).

“Subsidiary” means, with respect to any entity.

(i)

any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and

(ii)

any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or managing member.

8

“Tax Matters Member” is defined in Section 5.11(a).

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes, estimated, withholding, employment, social security, workers compensation, environmental, utility, severance, production, unemployment compensation, occupation, premium, windfall profits. transfer, gains, or other tax or governmental charge of any nature whatsoever, imposed by any taxing authority of any country, and any liabilities with respect thereto, including any penalties, additions to tax. fines or interest thereon and includes any liability for Taxes of another person by contract, as a transferee or successor, under Regulations Section 1.15024 or analogous state, local or foreign Law provision or otherwise.

“Taxable Year” means the calendar year, or such other year as may be required under Code Section 706(d).

“Transaction Agreement” means the Transaction Agreement and Plan of Merger dated as of May 7, 2008, among Sprint Nextel, Intel Corporation, a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, Time Warner Cable Inc., a Delaware corporation, Bright House Networks, LLC, a Delaware limited liability company, Google Inc., a Delaware corporation, and Clearwire.

“Transfer” (including the terms “Transferring” and “Transferred”) means, directly or indirectly, in one transaction or a series of related transactions, to sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any Units beneficially owned by a Person or any interest in any Units beneficially owned by a Person (including any arrangement to provide another Person the economic performance of all or any portion of such Units (including by means of any option, swap, forward or other contract or arrangement the value of which is linked in whole or in part to the value of such Units)); provided that a Transfer will not include (i) any Hedging Transaction or (ii) any pledge, encumbrance or hypothecation of any Units incurred or effected in connection with a financing transaction unless and until such Units are Transferred as a result of a foreclosure or similar action, so long as the following conditions are satisfied: (x) in connection with any such pledge, encumbrance or hypothecation, the applicable Member will cause the pledgee or other lienor with respect to such Units to hold such Units subject to this Agreement and (y) without limiting the generality of the foregoing, in the event of a foreclosure or similar action the pledgee or other Honor will be required to comply, and will comply, in all respects with this Agreement.

“Transfer Agent” is defined in Section 7.9(b).

“Transferee” means any Person to whom any Units are Transferred. “Transfer Entities” is defined in Exhibit A to the Transaction Agreement. “Transferor” means any Person that Transfers Units.

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“Unit Holding Company” means SN UHC, SN UHC 2, Inc., a Delaware corporation, SN UHC 3, Inc., a Delaware corporation, SN UHC 4, Inc., a Delaware corporation, SN UHC 5, Inc., a Delaware corporation or any other entity reasonably determined by the Managing Member.

“Unit Holding Company Stockholder” is defined in Section 7.9(g).

“Units” means units authorized in accordance with this Agreement, which constitute interests in the LLC as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the LLC at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member under this Agreement, together with the obligations of the Member to comply with all terms and provisions of this Agreement.

“Unit Exchange Rate” is defined in Section 7.9(a).

“Voting Units” means the Units that entitle the holder to cast one vote for each Unit on all matters reserved for the Members’ approval, consent or consideration under this Agreement or the Act.

“Wireless Broadband Business” is defined in Section 2.6(d).

“Withheld Taxes” is defined in Section 5.9(a).

“Withholding Loan” is defined in Section 5.9(a).

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EXHIBIT A

MEMBERS; UNITS; PERCENTAGE INTERESTS

Member	Initial Number of Voting Units	Initial Number of Non-Voting Units (Identified by Class of Unit)	Initial Percentage Interest

Managing Member
Clear Corporation	1,473,784,979	823,197,119 (Class A)	55.855985%

Members
Sprint HoldCo, LLC		647,859,348 (Class B)	43.958879%
SN UHC 1, Inc.		2,728,512 (Class B)	0.185136%

A-1

EXHIBIT B

Assignment and Assumption Agreement
(__________________)

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is made as of the date written below by the undersigned (the “Transferee”) in accordance with the Second Amended and Restored Operating Agreement of Clearwire Communications LLC dated as of ___________, 2013 (as amended from time to time, the “Operating Agreement”) among ____________. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

The Transferee hereby acknowledges, agrees and confirms that, by its execution of this Assignment and Assumption Agreement, and upon consummation of the acquisition or Transfer, as applicable of Units, the Transferee will be a Member and will be subject to all rights and obligations of a Member owning the acquired Units or the Transferor Member, as applicable, under the Operating Agreement. The Transferee hereby entitles, as of the date hereof, and agrees to be found by, all of the terms, provisions and conditions contained in the Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Assignment and Assumption Agreement as of the date written below.

Date: _______________________

[TRANSFEREE]

By:
Name:
Title:

B-1

EXHIBIT C

Form of Assignee Agreement

Under the Second Amended and Restated Operating Agreement of Clearwire Communications LLC, dated as of _________, 2013 (the “Operating Agreement”), by and between _____________, the undersigned agrees that, having acquired Units from ______________ (the “Transferor”) as permitted by the terms of the Operating Agreement, the undersigned will comply with, and assumes the obligations of the Transferor under, Sections 8.1 and 8.3 of the Operating Agreement with respect to the Transferred Units. The undersigned represents that at least one of the following statements is true and will continue to be true throughout the period during which the undersigned holds Units:

(a)

The undersigned is not a partnership, grantor trust or S corporation (as determined for U.S. federal income tax purposes) (any such entity being referred to herein as a “Flow-Through Entity”);

(b)

The undersigned is a Flow-Through Entity and, with regard to each Beneficial Owner (as defined below) of the undersigned, a principal purpose for the establishment of the undersigned or use of the undersigned to own the Units does not include avoidance of the 100-partner limitation set forth in Treasury Regulation Section 1.7704-1(hX1)(ii), For purposes of this Agreement, the term “Beneficial Owner” shall mean, with respect to the undersigned, any person that holds an equity interest in the undersigned, either directly or indirectly through a nominee, agent and/or through one or more entities that are Flow-Through Entities; or

(c)

The undersigned is a Flow-Through Entity and, with regard to each Beneficial Owner, not more than 50 percent of the value of such Beneficial Owner’s interest in any Flow-Through Entity is attributable to such Flow-Through Entity’s direct or indirect interest in the LLC.

Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Operating Agreement.

Listed below is information regarding the Units:

Number and Class of Units

C-1